Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Financial Contact Michael L. Paxton, VP, CFO 972.301.3658, mpaxton@intrusion.com

INTRUSION INC. RECORDS A PROFIT FOR THE

FOURTH QUARTER AND YEAR 2013

Richardson, Texas — February 10, 2014 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2013.

Intrusion’s net income in the fourth quarter 2013 was $0.2 million, compared to a net loss of $0.2 million for the fourth quarter 2012.  Net income for the year 2013 was $0.6 million, compared to a net loss of $0.2 million for 2012.

Revenue for the fourth quarter 2013 was $1.8 million, compared to $1.5 million for the fourth quarter 2012.  Revenue for the year 2013 was $7.7 million, compared to $6.7 million in 2012, a 15% increase.

Gross profit margin increased to 67% of revenue in the fourth quarter of 2013, compared to 65% of revenue in the fourth quarter 2012.  For the year, the gross profit margin increased to 64%, compared to 60% in 2012.

Intrusion’s fourth quarter 2013 operating expenses were $1.0 million, compared to $1.1 million in the fourth quarter 2012.  For the year 2013, operating expenses were $4.2 million, compared to $4.1 million in 2012.

As of December 31, 2013, Intrusion reported cash and cash equivalents of $1.1 million, working capital of $0.4 million and debt of $1.7 million.

“During the fourth quarter 2013, we booked $1.4 million of orders compared to $1.3 million in the fourth quarter 2012.  For the year 2013, we booked $8.6 million of orders compared to $7.1 million of orders in 2012,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.  “We introduced an exciting new product in the first quarter of 2013, Advanced Persistent Threat (APT) Detection System, and it generated revenue in the second, third and fourth quarters of 2013,” Paxton concluded.

Intrusion

Fourth Quarter 2013 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 17, 2014 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 97329959.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$1,139	$52
Accounts receivable	816	946
Inventories, net	19	5
Prepaid expenses	95	48
Total current assets	2,069	1,051

Property and equipment, net	297	260
Other assets	51	48
TOTAL ASSETS	$2,417	$1,359

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$998	$707
Dividends payable	437	279
Line of credit payable	—	130
Obligations under capital lease, current portion	117	96
Deferred revenue	139	52
Total current liabilities	1,691	1,264

Loan payable to officer	1,530	1,530
Obligations under capital lease, noncurrent portion	56	116

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,251 as of December 31, 2013	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,313 as of December 31, 2013	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $881 as of December 31, 2013	504	504
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,182
Outstanding shares — 12,172	122	122
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,905	55,837
Accumulated deficit	(58,424)	(59,047)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(860)	(1,551)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,417	$1,359

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$1,838	$1,495	$7,663	$6,697
Cost of revenue	600	530	2,751	2,707

Gross profit	1,238	965	4,912	3,990

Operating expenses:
Sales and marketing	352	301	1,435	1,317
Research and development	441	534	1,579	1,660
General and administrative	223	253	1,144	1,143

Operating income (loss)	222	(123)	754	(130)
Interest expense, net	(34)	(31)	(131)	(116)
Other income (expense)	—	—	—	—

Income (loss) before income taxes	188	(154)	623	(246)

Income tax provision	—	—	—	—

Net income (loss)	$188	$(154)	$623	$(246)

Preferred stock dividends accrued	(38)	(38)	(151)	(152)
Net income (loss) attributable to common stockholders	$150	$(192)	$472	$(398)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$(0.02)	$0.04	$(0.03)
Diluted	$0.01	$(0.02)	$0.03	$(0.03)

Weighted average common shares outstanding:
Basic	12,172	12,107	12,172	12,035
Diluted	14,998	12,107	14,290	12,035